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                               [KPMG LETTERHEAD]


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-4 dated 19 July 2001 of Dura Automotive Systems, Inc ("Dura") of our report dated 7 September 1998, in respect of the consolidated balance sheet of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and the related consolidated profit and loss accounts, statement of movements in shareholders' equity and consolidated cash flow statements for the year ended 30 June 1998, which report appears in the Form 8-K/A of Dura dated 18 June 1999, and to the references to our firm under the heading "Independent Public Accountants" in the registration statement.

/s/ KPMG Audit PLC
18 July 2001